Exhibit 99.B5(k)


                             GE INSTITUTIONAL FUNDS
                               S&P 500 INDEX FUND

                             SUB-ADVISORY AGREEMENT

     Agreement made as of October 16, 1997, between GE INVESTMENT MANAGEMENT INCORPORATED ("GEIM"), a Delaware corporation, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts bank and trust company, through its division STATE STREET GLOBAL ADVISORS (the "Sub-Adviser") (the "Agreement").


                                    RECITALS

     GEIM has entered into an Investment Advisory and Administration Agreement dated October 16, 1997 ("Advisory Agreement") with GE Institutional Funds. ("Company"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to the S&P 500 Index Fund ("Fund"), a series of the Company;

     Pursuant to Section 1 of the Advisory Agreement, GEIM is authorized to delegate its investment advisory responsibilities to other investment advisers, subject to the requirements of the 1940 Act;

     GEIM wishes to retain the Sub-Adviser to furnish certain investment advisory services to GEIM and the Fund, and the Sub-Adviser is willing to furnish those services; and

     GEIM intends that this Agreement will become effective when approved in accordance with Section 15 of the 1940 Act and shareholder(s) for approval hereafter;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

     1. APPOINTMENT. GEIM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Fund's assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES AS SUB-ADVISER.

     (a) Subject to the oversight and supervision of GEIM and the Board of the Company (the "Board"), the Sub-Adviser will provide a continuous investment program for the Fund's assets, including investment research and management. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund. The Sub-Adviser will be responsible for placing purchase and sell orders for Fund investments. The Sub-Adviser will consult with GEIM from time to time regarding matters pertaining to the Fund, including market strategy and portfolio characteristics. The Sub-Adviser will provide services


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under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Company's current Registration Statement on Form N-1A and any amendments or supplements thereto (the "Registration Statement") and the Company's Declaration of Trust and By-Laws, if any, ("Constituent Documents"). In this connection and in connection with the further duties set forth in paragraphs 2(b) - (g) below, the Sub-Adviser shall provide GEIM and the Board with such periodic reports and documentation as GEIM or the Board shall request regarding the Sub-Adviser's management of the Fund's assets and compliance with the Registration Statement and all requirements hereunder.

     (b) The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (1) the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, (2) the Constituent Documents, (3) such policies, procedures or directives as the Board may from time to time establish or issue, (4) the License Agreement by and between Standard & Poor's and GEIM dated April 30, 1997 (the "License Agreement"), and
(5) applicable law and related regulations. In particular, in carrying out its duties as Sub-Adviser, Sub-Adviser shall make every effort to ensure that the Fund continuously qualifies as a regulated investment company under sub-chapter M of the Internal Revenue Code of 1986, as amended (the "Code"). GEIM shall promptly notify the Sub-Adviser of changes to (1), (2), (3) or (4) above and shall notify the Sub-Adviser of changes to (5) above promptly after it becomes aware of such changes.

     (c) The Sub-Adviser shall take all actions which it considers necessary to implement the investment objectives and policies of the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers selected by it, and to that end, the Sub-Adviser is authorized as the agent of the Company to give instructions to the Company's custodian as to deliveries of securities or other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement.

     In addition to seeking the best price and execution, to the extent covered by Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Sub-Adviser is also authorized to take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Sub-Adviser. The Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the Registration Statement. The Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information


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in managing its own accounts. The Sub-Adviser is also authorized to use soft-dollar services as requested by the Board from time to time. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable by the Sub-Adviser to each account.

     (d) Subject to: (1) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement, (2) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (3) the provisions of the 1934 Act, and (4) other applicable provisions of law, the Sub-Adviser or an affiliated person of the Sub-Adviser or of GEIM may act as broker for the Fund in connection with the purchase or sale of securities or other investments for the Fund. Such brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund or the Company for such services in addition to the Sub-Adviser's fees for services under this Agreement.

     (e) The Sub-Adviser will maintain all books and records required to be maintained by the Company pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund, and will furnish the Board and GEIM with such periodic and special reports as the Board or GEIM reasonably may request. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Company, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Company and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Company any records which it maintains for the Company upon request by the Company.

     (f) At such times as shall reasonably be requested by the Board or GEIM, the Sub-Adviser will provide the Board and GEIM with economic and investment analyses and reports as well as quarterly reports setting forth the Fund's performance and make available to the Board and GEIM any economic, statistical and investment services normally available to institutional or other customers of the Sub-Adviser. The Sub-Adviser will make available its officers and employees to meet with the Board on reasonable notice to review the Fund's investments.

     (g) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board in determining the fair valuation of any illiquid portfolio securities and will assist the Company's accounting services agent or GEIM to obtain independent sources of market value for all other portfolio securities.

     3. FURTHER DUTIES. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Constituent Documents and Registration Statement and with the written instructions and directions of the Board and GEIM and will


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comply with the requirements of the 1940 Act, the Advisers Act, the rules under each, Subchapter M of the Code as applicable to regulated investment companies, and the License Agreement. In addition, the Sub-Adviser will act in conformity with all other applicable federal and state laws and regulations. GEIM agrees to provide to the Sub-Adviser copies of the License Agreement, the Constituent Documents, Registration Statement and any amendments or supplements to any of these materials as soon as practicable after such materials become available.

     4. EXPENSES. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement.

     5. COMPENSATION.

     For the services rendered, the facilities furnished and the expenses assumed by the Sub-Adviser, the Adviser shall pay the Sub-Adviser no later than the twentieth (20th) business day following the end of each calendar month a fee based on the average daily net assets of the Fund at the following annual rates:

     .05% of the first $100,000,000; .04% of the next $200,000,000; and .03% of amounts in excess of $300,000,000.

     The Sub-Adviser's fee shall be paid by GEIM out of GEIM's advisory fee to the extent such fee is received by GEIM pursuant to the Advisory Agreement. To the extent that GEIM determines to waive, or to reimburse the Fund for, all or a portion of its advisory fee, the Sub-Adviser agrees to a reduction of its fee pro-rata.

     The Sub-Adviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Company, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.

     During any period when the determination of net asset value is suspended, the net asset value of the Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

     6. LIMITATION OF LIABILITY. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Company or its shareholders or by GEIM in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of


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its duties or from reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding the foregoing, Sub-Adviser shall be liable for any loss suffered by the Fund, the Company or its shareholders or by GEIM as a result of any negligent act or omission by Sub-Adviser relating to or arising out of the License Agreement.

     7. INDEMNIFICATION.

     (a) GEIM agrees to indemnify the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended ("1933 Act"), for any loss or expense (including attorneys' fees) arising out of any claim, demand, action or suit in the event that the Sub-Adviser has been found to be without fault and GEIM has been found at fault (i) by the final judgment of a court of competent jurisdiction or (ii) in any order of settlement of any claim, demand, action or suit that has been approved by the Board of Directors of GEIM.

     (b) The Sub-Adviser agrees to indemnify GEIM, its officers and directors, and any person who controls GEIM within the meaning of Section 15 of the 1933 Act for any loss or expense (including attorneys' fees) arising out of any claim, demand, action or suit in the event that GEIM has been found to be without fault and the Sub-Adviser has been found at fault (i) by the final judgment of a court of competent jurisdiction or (ii) in any order of settlement of any claim, demand, action or suit that has been approved by the Board of Directors of the Sub-Adviser. In addition to the foregoing, Sub-Adviser agrees to indemnify and hold harmless GEIM, its officers and directors, and any person who controls GEIM within the meaning of Section 15 of the 1933 Act for any loss or expense (including attorneys' fees) arising out of any claim, demand, action or suit as a result of any negligent act or omission by Sub-Adviser relating to or arising out of the License Agreement.

     8. REPRESENTATIONS AND WARRANTIES OF SUB-ADVISER. The Sub-Adviser represents, warrants and agrees as follows:

     (a) The Sub-Adviser (i) is a "bank" as defined in the Advisers Act and therefore is exempt from registration pursuant to the Advisers Act and will continue to be a "bank" as defined by the Advisers Act and so exempt for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;
(iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (v) will promptly notify GEIM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (vi) is registered as a Commodity Trading Adviser and Commodity Pool Operator under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National


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Futures Association; and (vii) is duly organized and validly existing under the
Laws of the Commonwealth of Massachusetts with the power to own and possess its assets and carry on its business as it is now being conducted.

     (b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide GEIM and the Board with a copy of that code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of the Sub-Adviser shall certify to GEIM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of GEIM, the Sub-Adviser shall permit GEIM, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser's code of ethics.

     (c) The Sub-Adviser will notify GEIM of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders, as applicable, and any changes in the key personnel of the Sub-Adviser, including in particular portfolio management personnel responsible for the Fund's assets in each case prior to or promptly after such change.

     9. REPRESENTATIONS AND WARRANTIES OF GEIM. GEIM represents, warrants and agrees that GEIM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by the Advisory Agreement;
(iv) has the authority to enter into and perform the services contemplated by the Advisory Agreement and the execution, delivery and performance by GEIM of the Advisory Agreement does not contravene or constitute a default under any agreement binding upon GEIM; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify GEIM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (vi) has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National Futures Association, or is not required to file such exemption; and
(vii) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

     10. SURVIVAL OF REPRESENTATIVES AND WARRANTIES; DUTY TO UPDATE INFORMATION. All representations and warranties made by the Sub-Adviser and GEIM pursuant to Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.



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     11. DURATION AND TERMINATION.

     (a) This Agreement shall become effective upon the date first above written and will continue in effect until July 23, 1999 and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Board who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

     (b) This Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the Fund's outstanding voting securities, on 60 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by GEIM: (i) upon 60 days' written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in Paragraph 8 of this Agreement; or (iii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on 60 days' written notice to GEIM. This Agreement will terminate automatically in the event of its assignment or upon termination of the Advisory Agreement.

     12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment to the terms of this Agreement shall be effective until approved by a vote of a majority of the Fund's outstanding voting securities (unless the Company receives an SEC order or opinion of counsel permitting it to modify the Agreement without such vote).

     13. GOVERNING LAW. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by rule, regulation or order of the SEC, whether of special or general


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application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Attest:                        GE INVESTMENT MANAGEMENT INCORPORATED

/s/ Jeanne LaPorta
-------------------------
                               BY:  /s/ Alan M. Lewis
                                    -------------------------------------
                                    Name: Alan M. Lewis
                                    Title: Executive Vice President



Attest:                        STATE STREET BANK AND TRUST COMPANY

/s/ Andrew Hone
-------------------------
                               BY:  /s/ Nicholas A. Lopardo
                                    -------------------------------------
                                    Name: Nicholas A. Lopardo
                                    Title: Executive Vice President









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